Cathay General Bancorp Announces Net Income of $22.1 Million, or $0.23 Per Share, For First Quarter 2011

LOS ANGELES, April 20, 2011 /PRNewswire/ -- Cathay General Bancorp (the "Company", NASDAQ: CATY), the holding company for Cathay Bank (the "Bank"), today announced results for the first quarter of 2011.

FINANCIAL PERFORMANCE

	Three months ended March 31,
	2011	2010
Net income/(loss)	$22.1 million	($25.7) million
Net income/(loss) available to common stockholders	$18.0 million	($29.8) million
Basic earnings/(loss) per common share	$0.23	($0.41)
Diluted earnings/(loss) per common share	$0.23	($0.41)
Return on average assets	0.83%	-0.88%
Return on average total stockholders' equity	6.20%	-7.51%
Efficiency ratio	54.47%	55.55%

FIRST QUARTER HIGHLIGHTS

  Improved profitability – First quarter net income was $22.1 million compared to net income of $18.1 million in the fourth quarter of 2010 and a net loss of $25.7 million in the same quarter a year ago.
  Decrease in net charge-offs – Net charge-offs decreased $52.7 million, or 83.6%, to $10.4 million in the first quarter of 2011 from $63.1 million in the same quarter a year ago and decreased $12.4 million, or 54.5%, from $22.8 million in the fourth quarter of 2010. The provision for credit losses was $6.0 million for the first quarter of 2011 compared to $10.0 million in the fourth quarter of 2010 and $84.0 million in the same quarter a year ago.
  Increase in net interest margin – The net interest margin increased to 3.06% for the first quarter of 2011, from 2.88% for the fourth quarter of 2010, and from 2.72% for the first quarter a year ago.

"We are pleased to see continuing improvement in profitability compared to prior quarters. Our commercial and residential mortgage loans continue to grow, while construction loans dropped another 16% in the first quarter of 2011," commented Dunson Cheng, Chairman of the Board, Chief Executive Officer, and President of the Company.

"Our retail branches continue to experience solid growth in relationship deposits which contributed to an improvement in our net interest margin to 3.06%. Our focus on core deposit generation resulted in core deposits increasing 12.4% on an annualized basis in the first quarter of 2011," said Peter Wu, Executive Vice Chairman and Chief Operating Officer.

"We continue to make steady progress in reducing the overall level of credit risk in our loan portfolio and in improving our net interest margin by prepaying shorter maturity wholesale borrowings on a selective basis. We are hopeful that our profitability will continue to improve to our historical levels over the course of time," concluded Dunson Cheng.

INCOME STATEMENT REVIEW

Net income available to common stockholders for the quarter ended March 31, 2011, was $18.0 million, an increase of $47.8 million, or 160%, compared to a net loss available to common stockholders of $29.8 million for the same quarter a year ago. Diluted earnings per share available to common stockholders for the quarter ended March 31, 2011, was $0.23 compared to a loss per share of $0.41 for the same quarter a year ago due primarily to decreases in the provision for credit losses, lower other real estate owned expenses, decreases in net losses from interest rate swaps and increases in net securities gains which were partially offset by prepayment penalties on the repayment of Federal Home Loan Bank ("FHLB") advances and increases in salaries and employee benefits.

Return on average stockholders' equity was 6.20% and return on average assets was 0.83% for the quarter ended March 31, 2011, compared to a return on average stockholders' equity of negative 7.51% and a return on average assets of negative 0.88% for the same quarter a year ago.

Net interest income before provision for credit losses

Net interest income before provision for credit losses increased $384,000, or 0.5% to $75.1 million during the first quarter of 2011 compared to $74.7 million during the same quarter a year ago. The increase was due primarily to the decrease in interest expense paid on time certificates of deposit and the prepayment of FHLB advances.

The net interest margin, on a fully taxable-equivalent basis, was 3.06% for the first quarter of 2011, an increase of 18 basis points from 2.88% for the fourth quarter of 2010 and an increase of 34 basis points from 2.72% for the first quarter of 2010. The decrease in the rate on interest bearing deposits and the prepayment of FHLB advances contributed to the increase in the net interest margin from the same quarter a year ago.

For the first quarter of 2011, the yield on average interest-earning assets was 4.63%, on a fully taxable-equivalent basis, the cost of funds on average interest-bearing liabilities equaled 1.90%, and the cost of interest bearing deposits was 1.10%. In comparison, for the first quarter of 2010, the yield on average interest-earning assets was 4.61%, on a fully taxable-equivalent basis, cost of funds on average interest-bearing liabilities equaled 2.20%, and the cost of interest bearing deposits was 1.44%. The interest spread, defined as the difference between the yield on average interest-earning assets and the cost of funds on average interest-bearing liabilities, increased 32 basis points to 2.73% for the first quarter ended March 31, 2011, from 2.41% for the same quarter a year ago, primarily due to the reasons discussed above.

The cost of deposits, including demand deposits, decreased 5 basis points to 0.95% in the first quarter of 2011 compared to 1.00% in the fourth quarter of 2010 and decreased 33 basis points from 1.28% in the first quarter of 2010 due primarily to the decrease in the rates paid on certificates of deposit upon renewal and on money market accounts as a result of the decline in market interest rates.

Provision for credit losses

The provision for credit losses was $6.0 million for the first quarter of 2011 compared to $10.0 million for the fourth quarter of 2010 and compared to $84.0 million in the first quarter of 2010. The provision for credit losses was based on the review of the adequacy of the allowance for loan losses at March 31, 2011. The provision for credit losses represents the charge against current earnings that is determined by management, through a credit review process, as the amount needed to establish an allowance that management believes to be sufficient to absorb credit losses inherent in the Company's loan portfolio, including unfunded commitments. The following table summarizes the charge-offs and recoveries for the periods as indicated:

	For the three months ended,
	March 31, 2011	December 31, 2010	March 31, 2010
	(In thousands)
Charge-offs:
Commercial loans	$ 1,378	$ 4,108	$ 9,646
Construction loans- residential	2,885	2,660	7,882
Construction loans- other	3,363	4,448	17,581
Real estate loans (1)	4,945	10,088	24,157
Real estate- land loans	404	4,240	4,751
Total charge-offs	12,975	25,544	64,017
Recoveries:
Commercial loans	775	1,380	578
Construction loans- residential	660	1,043	70
Construction loans- other	227	100	78
Real estate loans (1)	932	3	202
Real estate- land loans	5	205	30
Installment and other loans	12	11	2
Total recoveries	2,611	2,742	960
Net charge-offs	$ 10,364	$ 22,802	$ 63,057

(1) Real estate loans include commercial mortgage loans, residential mortgage loans, and equity lines.

Non-interest income

Non-interest income, which includes revenues from depository service fees, letters of credit commissions, securities gains (losses), gains (losses) on loan sales, wire transfer fees, and other sources of fee income, was $12.6 million for the first quarter of 2011, an increase of $7.8 million, or 164%, compared to non-interest income of $4.8 million for the first quarter of 2010. The increase in non-interest income in the first quarter of 2011 was primarily due to an increase in securities gains of $2.8 million, a decrease of $3.9 million in loss from interest rate swaps, an increase of $336,000 in commissions from foreign exchange and currency transactions, and an increase of $318,000 in letters of credit commissions compared to the first quarter of 2010.

Non-interest expense

Non-interest expense increased $3.6 million, or 8.2%, to $47.8 million in the first quarter of 2011 compared to $44.2 million in the same quarter a year ago. The efficiency ratio was 54.47% in the first quarter of 2011 compared to 55.55% for the same quarter a year ago due primarily to lower OREO expenses, decreased losses from interest rate swaps and higher securities gains offset by higher prepayment penalties from prepayment of FHLB advances and increases in salaries and employee benefits in the first quarter of 2011.

Prepayment penalties from prepaying FHLB advances increased $7.9 million to $8.8 million in the first quarter of 2011 from $909,000 in the same quarter a year ago. The Company prepaid $200.0 million of FHLB advances with a weighted average rate of 4.29% in the first quarter of 2011 compared to $65.0 million with a rate of 3.49% in the same quarter a year ago. Salaries and employee benefits increased $3.0 million to $18.2 million in the first quarter of 2011 compared to $15.2 million in the same quarter a year ago primarily due to a $2.2 million increase in bonus expenses and the hiring of new employees.

Offsetting the above increases were a decrease of $3.0 million in OREO expense, a $2.3 million decrease in write-down on loans held for sale, a $910,000 decrease in professional services expense and an $827,000 decrease in FDIC assessments. OREO expense was $221,000 in the first quarter of 2011 compared $3.3 million in the first quarter of 2010 primarily due to increases in gains on sale of OREO and decreases in provision for OREO losses. Professional services expense decreased primarily due to decreases in consulting and collection expenses. Decreases in the level of deposits between the first quarter of 2010 and the first quarter of 2011 as a result of the planned runoff of brokered deposits caused the decreases in FDIC assessment expense.

Income taxes

The effective tax rate for the first quarter of 2011 was 34.7% compared to a benefit of 47.3% in the first quarter of 2010. The effective tax rate includes the impact of the utilization of low income housing tax credits and for the first quarter of 2011 was based on the forecasted net income for the full year.

BALANCE SHEET REVIEW

Total assets were $10.6 billion at March 31, 2011, a decrease of $187.6 million, or 1.7%, from $10.8 billion at December 31, 2010, primarily due to the decrease of $110.0 million in securities purchased under agreements to resell and the decrease of $74.6 million, or 2.6%, in investment securities.

Gross loans, excluding loans held for sale, were $6.89 billion at March 31, 2011, an increase of $25.7 million, or 0.4%, from $6.87 billion at December 31, 2010, primarily due to an increase of $90.4 million, or 6.3%, in commercial loans and an increase of $44.7 million, or 5.2% in residential mortgage loans offset by a decrease of $67.5 million, or 16.5%, in construction loans, and a decrease of $46.2 million, or 1.2%, in commercial real estate loans. The changes in loan composition from December 31, 2010, are presented below:

Type of Loans:	March 31, 2011	December 31, 2010	% Change
	(Dollars in thousands)
Commercial	$ 1,531,593	$ 1,441,167	6
Residential mortgage	897,108	852,454	5
Commercial mortgage	3,893,904	3,940,061	(1)
Equity lines	210,569	208,876	1
Real estate construction	342,453	409,986	(16)
Installment & other	18,684	16,077	16

Gross loans and leases	$ 6,894,311	$ 6,868,621	0

Allowance for loan losses	(241,030)	(245,231)	(2)
Unamortized deferred loan fees	(7,827)	(7,621)	3

Total loans and leases, net	$ 6,645,454	$ 6,615,769	0
Loans held for sale	$ 2,388	$ 2,873	(17)

Total deposits were $7.1 billion at March 31, 2011, an increase of $87.5 million, or 1.3%, from $7.0 billion at December 31, 2010, primarily due to a $87.9 million, or 2.8%, increase in time deposits of $100,000 or more, a $30.4 million, or 3.3%, increase in non-interest-bearing demand deposits, a $29.7 million, or 3.0%, increase in money market deposits offset by a $63.3 million, or 5.9%, decrease in time deposits under $100,000. The changes in deposit composition from December 31, 2010, are presented below:

Deposits	March 31, 2011	December 31, 2010	% Change
	(Dollars in thousands)
Non-interest-bearing demand	$ 960,677	$ 930,300	3
NOW	415,986	418,703	(1)
Money market	1,012,324	982,617	3
Savings	390,679	385,245	1
Time deposits under $100,000	1,018,000	1,081,266	(6)
Time deposits of $100,000 or more	3,281,641	3,193,715	3
Total deposits	$ 7,079,307	$ 6,991,846	1

ASSET QUALITY REVIEW

At March 31, 2011, total non-accrual portfolio loans, excluding non-accrual loans held for sale, were $274.5 million, an increase of $32.2 million, or 13.3%, from $242.3 million at December 31, 2010, and a decrease of $20.9 million, or 7.1%, from $295.4 million at March 31, 2010. A summary of non-accrual loans, excluding non-accrual loans held for sale, and the related allowance and charge-offs as of March 31, 2011, is shown below:

	At March 31, 2011
	Balance	Allowance	Cumulative Charge-off	Cumulative Charge-off as a % of Unpaid Balance
	(Dollars in thousands)
Non-accrual loans without charge-off
Commercial real estate	$ 45,482	$ 102	$ -	0.0%
Commercial	9,057	1,028	-	0.0%
Construction- residential	12,829	128	-	0.0%
Construction- non-residential	7,501	-	-	0.0%
Residential mortgage	12,499	731	-	0.0%
Land	5,599	118	-	0.0%
Subtotal	$ 92,967	$ 2,107	$ -	0.0%
Non-accrual loans with charge-off
Commercial real estate	$ 103,390	$ 1,434	$ 36,568	26.1%
Commercial	23,249	1,378	18,069	43.7%
Construction- residential	10,853	7,237	10,854	50.0%
Construction- non-residential	25,355	-	26,673	51.3%
Residential mortgage	3,154	238	1,260	28.5%
Land	15,522	141	11,876	43.3%
Subtotal	$ 181,523	$ 10,428	$ 105,300	36.7%
Total	$ 274,490	$ 12,535	$ 105,300	27.7%

The allowance for loan losses was $241.0 million and the allowance for off-balance sheet unfunded credit commitments was $2.2 million at March 31, 2011, and represented the amount that the Company believes to be sufficient to absorb credit losses inherent in the Company's loan portfolio including unfunded commitments. The allowance for credit losses, the sum of allowance for loan losses and for off-balance sheet unfunded credit commitments, was $243.2 million at March 31, 2011, compared to $247.6 million at December 31, 2010, a decrease of $4.4 million, or 1.8%. The allowance for credit losses represented 3.53% of period-end gross loans, excluding loans held for sale, and 88.6% of non-performing portfolio loans at March 31, 2011. The comparable ratios were 3.60% of period-end gross loans and 100.1% of non-performing loans at December 31, 2010. Results of the changes from December 31, 2010, and March 31, 2010, to March 31, 2011, of the Company's non-performing assets and troubled debt restructurings are highlighted below:

(Dollars in thousands)	March 31, 2011	December 31, 2010	% Change	March 31, 2010	% Change
Non-performing assets
Accruing loans past due 90 days or more	$ 8	$ 5,006	(100)	$ 5,912	(100)
Non-accrual loans:
Construction- residential	23,682	25,251	(6)	38,811	(39)
Construction- non-residential	32,856	28,686	15	44,592	(26)
Land	21,121	21,923	(4)	34,254	(38)
Commercial real estate, excluding land	148,872	122,672	21	141,078	6
Commercial	32,306	31,499	3	26,793	21
Residential mortgage	15,653	12,288	27	9,833	59
Total non-accrual loans:	$ 274,490	$ 242,319	13	$ 295,361	(7)
Total non-performing loans	274,498	247,325	11	301,273	(9)
Other real estate owned	75,585	77,740	(3)	111,858	(32)
Other assets	365	-	100	-	100
Total non-performing assets	$ 350,448	$ 325,065	8	$ 413,131	(15)
Accruing troubled debt restructurings (TDRs)	$ 135,327	$ 136,800	(1)	$ 43,264	213
Non-accrual TDRs (included in non-accrual loans above)	$ 43,130	$ 28,146	53	$ 27,424	57
Non-accrual loans held for sale	$ 2,388	$ 2,873	(17)	$ 20,944	(89)

Allowance for loan losses	$ 241,030	$ 245,231	(2)	$ 233,120	3
Allowance for off-balance sheet credit commitments	2,174	2,337	(7)	4,919	(56)
Allowance for credit losses	$ 243,204	$ 247,568	(2)	$ 238,039	2

Total gross loans outstanding, at period-end (1)	$6,894,311	$6,868,621	0	$6,852,549	1

Allowance for loan losses to non-performing loans, at period-end (2)	87.81%	99.15%		77.38%
Allowance for loan losses to gross loans, at period-end (1)	3.50%	3.57%		3.40%

Allowance for credit losses to non-performing loans, at period-end (2)	88.60%	100.10%		79.01%
Allowance for credit losses to gross loans, at period-end (1)	3.53%	3.60%		3.47%
(1) Excludes loans held for sale at period-end.
(2) Excludes non-accrual loans held for sale at period-end.

At March 31, 2011, total residential construction loans were $100.3 million of which $2.0 million were in Riverside county in California. At March 31, 2011, total land loans were $126.2 million, of which $18.4 million were in San Bernardino, Riverside, and Imperial counties in California, $754,000 were in the Central Valley of California, and $2.9 million were in the state of Nevada.

Troubled debt restructurings on non-accrual status totaled $43.1 million at March 31, 2011. Troubled debt restructurings on accrual status totaled $135.3 million at March 31, 2011. These loans are classified as troubled debt restructurings as a result of granting a concession to borrowers. The concessions may be granted in various forms, including reduction in the stated interest rate, reduction in the loan balance or accrued interest, or extension of the maturity date. Although these loan modifications are considered troubled debt restructurings under Accounting Standard Codification 310-40, formerly Statement of Financial Accounting Standards 15, these loans have been performing under the restructured terms and have demonstrated sustained performance under the modified terms. The sustained performance considered by management includes the periods prior to the modification if the prior performance met or exceeded the modified terms as well as cash paid to set up interest reserves.

Non-performing assets, excluding non-accrual loans held for sale, to total assets was 3.3% at March 31, 2011, compared to 3.0% at December 31, 2010, and compared to 3.5% at March 31, 2010. Total non-performing portfolio assets increased $25.3 million, or 7.8%, to $350.4 million at March 31, 2011, compared to $325.1 million at December 31, 2010, primarily due to a $32.2 million increase in non-accrual loans offset by a $2.2 million decrease in OREO and by a $5.0 million decrease in accruing loans past due 90 days or more. Total non-performing portfolio assets decreased $62.7 million, or 15.2%, to $350.4 million at March 31, 2011, compared to $413.1 million at March 31, 2010, primarily due to a $20.9 million decrease in non-accrual loans, a $36.3 million decrease in OREO, and a $5.9 million decrease in accruing loans past due 90 days or more.

As of April 19, 2011, the Company has sold or entered into agreements to sell thirteen OREOs with net book values as of March 31, 2011, totaling $31.6 million.

CAPITAL ADEQUACY REVIEW

At March 31, 2011, the Company's Tier 1 risk-based capital ratio of 15.36%, total risk-based capital ratio of 17.28%, and Tier 1 leverage capital ratio of 11.79%, continue to place the Company in the "well capitalized" category for regulatory purposes, which is defined as institutions with a Tier 1 risk-based capital ratio equal to or greater than 6%, a total risk-based capital ratio equal to or greater than 10%, and a Tier 1 leverage capital ratio equal to or greater than 5%. At December 31, 2010, the Company's Tier 1 risk-based capital ratio was 15.37%, total risk-based capital ratio was 17.27%, and Tier 1 leverage capital ratio was 11.44%.

CONFERENCE CALL

Cathay General Bancorp will host a conference call this afternoon to discuss its first quarter 2011 financial results. The call will begin at 3:00 p.m. Pacific Time. Analysts and investors may dial in and participate in the question-and-answer session. To access the call, please dial 1-800-510-0146 and enter Participant Passcode 79400440. A listen-only live Webcast of the call will be available at www.cathaygeneralbancorp.com and a recorded version is scheduled to be available for replay for 12 months after the call.

ABOUT CATHAY GENERAL BANCORP

Cathay General Bancorp is the holding company for Cathay Bank, a California state-chartered bank. Founded in 1962, Cathay Bank offers a wide range of financial services. Cathay Bank currently operates 31 branches in California, eight branches in New York State, one in Massachusetts, two in Texas, three in Washington State, three in the Chicago, Illinois area, one in New Jersey, one in Hong Kong, and a representative office in Shanghai and in Taipei. Cathay Bank's website is found at http://www.cathaybank.com. Cathay General Bancorp's website is found at http://www.cathaygeneralbancorp.com. Information set forth on such websites is not incorporated into this press release.

FORWARD-LOOKING STATEMENTS AND OTHER NOTICES

Statements made in this press release, other than statements of historical fact, are forward-looking statements within the meaning of the applicable provisions of the Private Securities Litigation Reform Act of 1995 regarding management's beliefs, projections, and assumptions concerning future results and events. These forward-looking statements may include, but are not limited to, such words as "aims," "anticipates," "believes," "could," "estimates," "expects," "hopes," "intends," "may," "plans," "projects," "seeks," "shall," "should," "will," "predicts," "potential," "continue," and variations of these words and similar expressions. Forward-looking statements are based on estimates, beliefs, projections, and assumptions of management and are not guarantees of future performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. Such risks and uncertainties and other factors include, but are not limited to, adverse developments or conditions related to or arising from: U.S. and international economic and market conditions; market disruption and volatility; current and potential future supervisory action by bank supervisory authorities and changes in laws and regulations, or their interpretations; restrictions on dividends and other distributions by laws and regulations and by our regulators and our capital structure; credit losses and deterioration in asset or credit quality; availability of capital; potential goodwill impairment; liquidity risk; fluctuations in interest rates; past and future acquisitions; inflation and deflation; success of expansion, if any, of our business in new markets; the soundness of other financial institutions; real estate market conditions; our ability to compete with competitors; increased costs of compliance and other risks associated with changes in regulation and the current regulatory environment, including the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), the potential for substantial changes in the legal, regulatory, and enforcement framework and oversight applicable to financial institutions in reaction to recent adverse financial market events, including changes pursuant to the Dodd-Frank Act; the short term and long term impact of the Basel II and the proposed Basel III capital standards of the Basel Committee; our ability to retain key personnel; successful management of reputational risk; natural disasters and geopolitical events; general economic or business conditions in California, Asia, and other regions where Cathay Bank has operations; restrictions on compensation paid to our executives as a result of our participation in the TARP Capital Purchase Program; our ability to adapt our information technology systems; and changes in accounting standards or tax laws and regulations.

These and other factors are further described in Cathay General Bancorp's Annual Report on Form 10-K for the year ended December 31, 2010 (Item 1A in particular), other reports filed with the Securities and Exchange Commission ("SEC"), and other filings Cathay General Bancorp makes with the SEC from time to time. Actual results in any future period may also vary from the past results discussed in this press release. Given these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements, which speak to the date of this press release. Cathay General Bancorp has no intention and undertakes no obligation to update any forward-looking statement or to publicly announce any revision of any forward-looking statement to reflect future developments or events, except as required by law.

Cathay General Bancorp's filings with the SEC are available at the website maintained by the SEC at http://www.sec.gov, or by request directed to Cathay General Bancorp, 9650 Flair Drive, El Monte, California 91731, Attention: Investor Relations (626) 279-3286.

CATHAY GENERAL BANCORP CONSOLIDATED FINANCIAL HIGHLIGHTS (Unaudited)
	Three months ended March 31,
(Dollars in thousands, except per share data)	2011	2010		% Change

FINANCIAL PERFORMANCE
Net interest income before provision for credit losses	$ 75,105	$ 74,721		1
Provision for credit losses	6,000	84,000		(93)
Net interest income/(loss) after provision for credit losses	69,105	(9,279)		845
Non-interest income	12,626	4,784		164
Non-interest expense	47,783	44,163		8
Income/(loss) before income tax expense/(benefit)	33,948	(48,658)		170
Income tax expense/(benefit)	11,734	(23,068)		151
Net income/(loss)	22,214	(25,590)		187
Net income attributable to noncontrolling interest	(151)	(151)		-
Net income/(loss) attributable to Cathay General Bancorp	$ 22,063	$ (25,741)		186
Dividends on preferred stock	(4,105)	(4,092)		0
Net income/(loss) available to common stockholders	$ 17,958	$ (29,833)		160

Net income/(loss) available to common stockholders per common share:
Basic	$ 0.23	$ (0.41)		156
Diluted	$ 0.23	$ (0.41)		156

Cash dividends paid per common share	$ 0.010	$ 0.010		-

SELECTED RATIOS
Return on average assets	0.83%	-0.88%		194
Return on average total stockholders’ equity	6.20%	-7.51%		183
Efficiency ratio	54.47%	55.55%		(2)
Dividend payout ratio	3.56%	n/m	*
* n/m, not meaningful

YIELD ANALYSIS (Fully taxable equivalent)
Total interest-earning assets	4.63%	4.61%		0
Total interest-bearing liabilities	1.90%	2.20%		(14)
Net interest spread	2.73%	2.41%		13
Net interest margin	3.06%	2.72%		13

CAPITAL RATIOS	March 31, 2011	March 31, 2010	December 31, 2010	Well Capitalized Requirements	Minimum Regulatory Requirements
Tier 1 risk-based capital ratio	15.36%	14.48%	15.37%	6.0%	4.0%
Total risk-based capital ratio	17.28%	16.36%	17.27%	10.0%	8.0%
Tier 1 leverage capital ratio	11.79%	10.11%	11.44%	5.0%	4.0%

CATHAY GENERAL BANCORP CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
	(In thousands, except share and per share data)	March 31, 2011	December 31, 2010	% change

	Assets
	Cash and due from banks	$ 87,111	$ 87,347	(0)
	Short-term investments and interest bearing deposits	169,963	206,321	(18)
	Securities purchased under agreements to resell	-	110,000	(100)
	Securities held-to-maturity (market value of $1,228,109 in 2011
	and $837,359 in 2010)	1,231,955	840,102	47

	Securities available-for-sale (amortized cost of $1,545,034 in 2011 and $2,005,330 in 2010)	1,537,111	2,003,567	(23)
	Trading securities	3,824	3,818	0
	Loans held for sale	2,388	2,873	(17)
	Loans	6,894,311	6,868,621	0
Less:	Allowance for loan losses	(241,030)	(245,231)	(2)
	Unamortized deferred loan fees, net	(7,827)	(7,621)	3
	Loans, net	6,645,454	6,615,769	0
	Federal Home Loan Bank stock	61,364	63,873	(4)
	Other real estate owned, net	75,585	77,740	(3)
	Affordable housing investments, net	86,896	88,472	(2)
	Premises and equipment, net	108,790	109,456	(1)
	Customers’ liability on acceptances	22,623	14,014	61
	Accrued interest receivable	33,524	35,382	(5)
	Goodwill	316,340	316,340	-
	Other intangible assets, net	15,520	17,044	(9)
	Other assets	215,961	209,868	3

	Total assets	$ 10,614,409	$ 10,801,986	(2)

	Liabilities and Stockholders’ Equity
	Deposits
	Non-interest-bearing demand deposits	$ 960,677	$ 930,300	3
	Interest-bearing deposits:
	NOW deposits	415,986	418,703	(1)
	Money market deposits	1,012,324	982,617	3
	Savings deposits	390,679	385,245	1
	Time deposits under $100,000	1,018,000	1,081,266	(6)
	Time deposits of $100,000 or more	3,281,641	3,193,715	3
	Total deposits	7,079,307	6,991,846	1

	Securities sold under agreements to repurchase	1,459,000	1,561,000	(7)
	Advances from the Federal Home Loan Bank	350,000	550,000	(36)
	Other borrowings from financial institutions	10,991	8,465	30
	Other borrowings for affordable housing investments	19,075	19,111	(0)
	Long-term debt	171,136	171,136	-
	Acceptances outstanding	22,623	14,014	61
	Other liabilities	50,101	50,309	(0)
	Total liabilities	9,162,233	9,365,881	(2)
	Commitments and contingencies	-	-	-
	Stockholders’ Equity
	Preferred stock, 10,000,000 shares authorized, 258,000 issued
	and outstanding in 2011 and 2010	248,334	247,455	0
	Common stock, $0.01 par value, 100,000,000 shares authorized,
	82,842,027 issued and 78,634,462 outstanding at March 31, 2011, and
	82,739,348 issued and 78,531,783 outstanding at December 31, 2010	828	827	0
	Additional paid-in-capital	764,098	762,509	0
	Accumulated other comprehensive loss, net	(4,592)	(1,022)	(349)
	Retained earnings	560,797	543,625	3
	Treasury stock, at cost (4,207,565 shares at March 31, 2011,
	and at December 31, 2010)	(125,736)	(125,736)	-

	Total Cathay General Bancorp stockholders' equity	1,443,729	1,427,658	1
	Noncontrolling interest	8,447	8,447	-
	Total equity	1,452,176	1,436,105	1
	Total liabilities and equity	$ 10,614,409	$ 10,801,986	(2)

	Book value per common stock share	$14.98	$14.80	1
	Number of common stock shares outstanding	78,634,462	78,531,783	0

CATHAY GENERAL BANCORP CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
	Three months ended March 31,
	2011	2010
	(In thousands, except share and per share data)
INTEREST AND DIVIDEND INCOME
Loan receivable, including loan fees	$ 90,558	$ 95,739
Investment securities- taxable	21,854	30,288
Investment securities- nontaxable	1,056	77
Federal Home Loan Bank stock	47	48
Federal funds sold and securities
purchased under agreements to resell	41	-
Deposits with banks	221	317

Total interest and dividend income	113,777	126,469

INTEREST EXPENSE
Time deposits of $100,000 or more	10,725	15,383
Other deposits	5,720	9,101
Securities sold under agreements to repurchase	16,171	16,312
Advances from Federal Home Loan Bank	4,849	10,039
Long-term debt	1,206	913
Short-term borrowings	1	-

Total interest expense	38,672	51,748

Net interest income before provision for credit losses	75,105	74,721
Provision for credit losses	6,000	84,000

Net interest income/(loss) after provision for loan losses	69,105	(9,279)

NON-INTEREST INCOME
Securities gains, net	6,232	3,439
Letters of credit commissions	1,278	959
Depository service fees	1,361	1,357
Other operating income/(loss)	3,755	(971)

Total non-interest income	12,626	4,784

NON-INTEREST EXPENSE
Salaries and employee benefits	18,271	15,226
Occupancy expense	3,538	3,838
Computer and equipment expense	2,183	2,013
Professional services expense	3,729	4,639
FDIC and State assessments	4,317	5,144
Marketing expense	695	899
Other real estate owned expense	221	3,295
Operations of affordable housing investments	1,976	2,113
Amortization of core deposit intangibles	1,481	1,507
Cost associated with debt redemption	8,811	909
Other operating expense	2,561	4,580

Total non-interest expense	47,783	44,163

Income/(loss) before income tax expense/(benefit)	33,948	(48,658)
Income tax expense/(benefit)	11,734	(23,068)
Net income/(loss)	22,214	(25,590)
Less: net income attributable to noncontrolling interest	(151)	(151)
Net income/(loss) attributable to Cathay General Bancorp	22,063	(25,741)

Dividends on preferred stock	(4,105)	(4,092)
Net income/(loss) available to common stockholders	$ 17,958	$ (29,833)

Net income/(loss) available to common stockholders per common share:
Basic	$ 0.23	$ (0.41)
Diluted	$ 0.23	$ (0.41)

Cash dividends paid per common share	$ 0.010	$ 0.010
Basic average common shares outstanding	78,609,460	72,653,755
Diluted average common shares outstanding	78,635,620	72,653,755

CATHAY GENERAL BANCORP AVERAGE BALANCES – SELECTED CONSOLIDATED FINANCIAL INFORMATION (Unaudited)
	For the three months ended,
(In thousands)	March 31, 2011		March 31, 2010		December 31, 2010

Interest-earning assets	Average Balance	Average Yield/Rate (1) (2)	Average Balance	Average Yield/Rate (1) (2)	Average Balance	Average Yield/Rate (1) (2)
Loans and leases (1)	$ 6,897,109	5.32%	$ 6,953,032	5.58%	$ 6,890,269	5.45%
Taxable investment securities	2,671,826	3.32%	3,670,984	3.35%	3,126,869	2.89%
Tax-exempt investment securities (2)	133,516	4.94%	12,124	3.95%	84,929	4.74%
FHLB stock	63,789	0.30%	71,791	0.27%	65,162	0.40%
Federal funds sold and securities purchased
under agreements to resell	81,889	0.20%	-	-	27,500	0.20%
Deposits with banks	168,492	0.53%	432,711	0.30%	215,579	0.42%

Total interest-earning assets	$ 10,016,621	4.63%	$ 11,140,642	4.61%	$ 10,410,308	4.52%

Interest-bearing liabilities
Interest-bearing demand deposits	$ 412,990	0.20%	$ 393,865	0.32%	$ 416,344	0.20%
Money market	1,026,770	0.84%	931,918	1.00%	1,023,787	0.85%
Savings deposits	380,344	0.14%	355,500	0.22%	381,940	0.14%
Time deposits	4,267,781	1.33%	5,201,310	1.69%	4,369,433	1.41%
Total interest-bearing deposits	$ 6,087,885	1.10%	$ 6,882,593	1.44%	$ 6,191,504	1.16%
Federal funds purchased	111	1.27%	-	-	-	-
Securities sold under agreements to repurchase	1,548,600	4.23%	1,560,200	4.24%	1,561,864	4.23%
Other borrowed funds	465,649	4.22%	912,547	4.46%	675,280	4.36%
Long-term debt	171,136	2.86%	171,136	2.16%	171,136	2.20%
Total interest-bearing liabilities	8,273,381	1.90%	9,526,476	2.20%	8,599,784	1.99%

Non-interest-bearing demand deposits	937,650		884,680		969,014

Total deposits and other borrowed funds	$ 9,211,031		$ 10,411,156		$ 9,568,798

Total average assets	$ 10,727,733		$ 11,883,997		$ 11,087,902
Total average equity	$ 1,451,039		$ 1,398,396		$ 1,447,423

(1) Yields and interest earned include net loan fees. Non-accrual loans are included in the average balance.

(2) The average yield has been adjusted to a fully taxable-equivalent basis for certain securities of states and political subdivisions and other securities held using a statutory Federal income tax rate of 35%.

CONTACT: Heng W. Chen, +1-626-279-3652